Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-261568 on Form S-8 of our report dated January 31, 2022, relating to the financial statements of Li-Cycle Holdings Corp appearing in this Annual Report on Form 20-F for the year ended October 31, 2021.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
January 31, 2022